The 2023 ETF Series Trust 485BPOS

Exhibit 99.(d)(xvi)

INVESTMENT SUB-ADVISORY AGREEMENT

AEGON USA INVESTMENT MANAGEMENT, LLC

This Agreement (the “Agreement”), entered into as of December 10, 2025 by and between Transamerica Asset Management, Inc., a Florida corporation (referred to herein as "TAM" or the “Adviser”) and Aegon USA Investment Management, LLC, an Iowa limited liability company (referred to herein as the "Subadviser").

TAM is the investment adviser to one or more series of The 2023 ETF Series Trust (the "Trust"), an open-end investment company registered under the Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder and any exemptive orders thereunder, the “1940 Act”). TAM wishes to engage the Sub-adviser to provide certain investment advisory services to each series of the Trust listed on Schedule A hereto (the "Fund"). The Sub-adviser desires to furnish services for the Trust and to perform the functions assigned to it under this Agreement for the considerations provided. Accordingly, the parties have agreed as follows:

1.                Appointment. In accordance with the Investment Advisory Agreement between the Trust and TAM (the "Advisory Agreement"), TAM hereby appoints the Sub-adviser (together with Tidal) to act as sub-adviser with respect to the Fund for the period and on the terms set forth in this Agreement. The Sub-adviser accepts such appointment and agrees to render or cause to be rendered the services set forth for the compensation herein specified.

2.                 Sub-advisory Services. In its capacity as sub-adviser to the Fund, the Sub-adviser shall have the following responsibilities:

(a)	Subject to the supervision of the Trust's Board of Trustees (the "Board") and TAM, the Sub-adviser shall regularly provide the Fund with respect to such portion of the Fund's assets as shall be allocated to the Sub-adviser by TAM from time to time (the "Allocated Assets") with investment research, advice, management and supervision and shall furnish a continuous investment program for the Allocated Assets consistent with the Fund's investment objectives, policies and restrictions, as stated in the Fund's current Prospectus and Statement of Additional Information, and subject to such other restrictions and limitations as directed by the officers of TAM or the Trust by notice in writing to the Sub-adviser. The Sub-adviser shall, with respect to the Allocated Assets, determine from time to time what securities and other investments and instruments will be purchased, retained, sold or exchanged by the Fund and what portion of the Allocated Assets will be held in the various securities and other investments in which the Fund invests, what portion shall be held uninvested in cash, and shall implement those decisions (including the negotiation and execution of investment documentation and agreements, including, without limitation, swap, futures, options and other agreements with counterparties, on the Fund's behalf as the Sub-adviser deems appropriate from time to time in order to carry out its responsibilities hereunder, provided the Sub-adviser provides TAM prompt notice of any new investment agreements and any material amendments to existing investment agreements and the opportunity for legal review), all subject to the provisions of the Trust's Declaration of Trust and By-Laws (collectively, the "Governing Documents"), the 1940 Act and the applicable rules and regulations promulgated thereunder by the Securities and Exchange Commission (the "SEC"), interpretive guidance issued thereunder by the SEC staff and any other applicable federal and state law, as well as the investment objectives, policies and restrictions of the Fund referred to above, any written instructions and directions of the Board or TAM provided to the Sub-adviser from time to time, and any other specific policies adopted by the Board and disclosed to the Sub-adviser. The Sub-adviser's responsibility for providing investment research, advice, management and supervision to the Fund is limited to that discrete portion of the Fund represented by the Allocated Assets and the Sub-adviser is prohibited from directly or indirectly consulting with any other Sub-adviser for a portion of the Fund's assets concerning Fund transactions in securities or other assets. The Sub-adviser is authorized as the agent of the Trust to give instructions with respect to the Allocated Assets to the custodian of the Fund as to deliveries of securities and other investments and payments of cash for the account of the Fund. Subject to applicable provisions of the 1940 Act, the investment program to be provided hereunder may entail the investment of all or substantially all of the assets of the Fund in one or more investment companies.

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(b)	Portfolio Composition File. Unless the Adviser has retained the responsibility, as agreed between the Adviser and the Sub-Adviser and as reported to the Trust, the Sub-adviser initially shall determine, and shall make any subsequent modifications to, the portfolio composition file (the “PCF”) for each Fund, if and as required. If and as required for a Fund, the PCF shall specify the amount of the cash component, the identity and number of shares of securities to be accepted in exchange for “Creation Units” for the Fund, and the securities that shall be applicable that day to redemption requests received for the Fund (and may give directions to the Trust’s custodian with respect to said designations).

(c)	The Fund hereby authorizes any entity or person associated with the Sub-adviser which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2- 2(T)(a)(2)(iv). Notwithstanding the foregoing, the Sub-adviser agrees that it will not deal with itself, or with Trustees of the Trust or any principal underwriter of the Fund, as principals or agents in making purchases or sales of securities or other property for the account of the Fund, nor will it purchase any securities from an underwriting or selling group in which the Sub-adviser or its affiliates is participating, or arrange for purchases and sales of securities between the Fund and another account advised by the Sub-adviser or its affiliates, except in each case as permitted by the 1940 Act and in accordance with such policies and procedures as may be adopted by the Fund from time to time, and will comply with all other provisions of the Governing Documents and the Fund's then-current Prospectus and Statement of Additional Information relative to the Sub-adviser and its directors and officers.

(d)	Unless TAM advises the Sub-adviser in writing that the right to vote proxies has been expressly reserved to TAM or the Trust or otherwise delegated to another party, the Sub-adviser shall exercise voting rights incident to any security purchased with, or comprising a portion of, the Allocated Assets, in accordance with the Sub-adviser's proxy voting policies and procedures without consultation with TAM or the Fund. The Sub-adviser agrees to furnish a copy of its proxy voting policies and procedures, and any amendments thereto, to TAM.

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(e)	The Sub-adviser will monitor the security valuations of the Allocated Assets. If the Sub-adviser believes that the Fund's carrying value for a security does not fairly represent the price that could be obtained for the security in a current market transaction, the Sub-adviser will notify TAM promptly. In addition, the Sub adviser will be available to consult with TAM in the event of a pricing problem and to participate in the Trust's Valuation Committee meetings.

3.                  Activities of the Sub-adviser. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Sub-adviser to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Sub-adviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association. If the purchase or sale of securities for the Fund and one or more other accounts of the Sub-adviser is considered at or about the same time, transactions in such securities will be allocated among the accounts in a manner deemed equitable by the Sub-adviser. Such transactions may be combined, in accordance with applicable laws and regulations, and consistent with the Sub-adviser's policies and procedures as presented to the Board from time to time.

4.                  Code of Ethics. The Sub-adviser has adopted a written code of ethics that the Sub-adviser reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act (“Rule 17j-1”), which the Sub-adviser has provided to the Adviser and the Trust. The Sub-adviser shall ensure that the Sub-adviser’s “Access Persons” (as that term is defined in the Sub-adviser’s Code of Ethics) comply in all material respects with the Sub-adviser’s Code of Ethics, as in effect from time to time. Upon request, the Sub-adviser shall provide the Adviser and the Trust with (i) a copy of the Sub-adviser’s current Code of Ethics, as in effect from time to time, and (ii) a certification that the Sub-adviser has adopted procedures reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by the Sub-adviser’s Code of Ethics. Annually, the Sub-adviser shall furnish a written report to the Adviser and the Trust’s Board concerning the Sub-adviser’s Code of Ethics, which annual report shall comply with the requirements of Rule 17j-1. The Sub-adviser shall respond to requests for information from the Adviser and the Trust as to violations of the Code by Access Persons and the sanctions imposed by the Sub-adviser. The Sub-adviser immediately shall notify the Adviser and the Trust of any material violation of the Code, whether or not said violation relates to a security held by a Fund.

5.                 Allocation of Charges and Expenses. During the term of this Agreement, the Fund will bear all expenses not expressly assumed by TAM or the Sub-adviser incurred in the operation of the Fund and the offering of its shares. Without limiting the generality of the foregoing:

(a)	The Fund shall pay its allocable share of (i) fees payable to TAM pursuant to the Advisory Agreement; (ii) the cost (including brokerage commissions, if any) incurred in connection with purchases and sales of the Fund's portfolio securities; (iii) expenses of organizing the Fund; (iv) filing fees and expenses relating to registering and qualifying and maintaining the registration and qualification of the Fund's shares for sale under federal and state securities laws; (v) the compensation, fees and reimbursements paid to the Trust's non-interested Trustees (vi) custodian and transfer agent fees; (vii) legal and accounting expenses allocable to the Fund, including costs for local representation in the Trust's jurisdiction of organization and fees and expenses of special counsel, if any, for the independent Trustees; (viii) all federal, state and local tax (including stamp, excise, income and franchise taxes) and the preparation and filing of all returns and reports in connection therewith; (ix) cost of certificates, if any, and delivery to purchasers; (x) expenses of preparing and filing reports with federal and state regulatory authorities; (xi) expenses of shareholders' meetings and of preparing, printing and distributing proxy statements (unless otherwise agreed to by the Trust and TAM); (xii) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; (xiii) any costs, expenses or losses arising out of any liability of, or claim for damage or other relief asserted against, the Trust for violation of any law; (xiv) expenses of preparing, typesetting and printing prospectuses and supplements thereto for existing shareholders and of reports and statements to shareholders; (xv) fees and expenses in connection with membership in investment company organizations and 12b-1 fees; and (xvi) any extraordinary expenses incurred by the Trust on behalf of the Fund.

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(b)	TAM shall pay all expenses incurred by it in the performance of its duties under this Agreement. TAM shall also pay all fees payable to the Sub-adviser pursuant to this Agreement.
(c)	The Sub-adviser shall pay all expenses incurred by it in the performance of its duties under this Agreement. The Sub-adviser shall authorize and permit any of its directors, officers and employees, who may be elected as Trustees or officers of the Trust, to serve in the capacities in which they are elected, and shall pay all compensation, fees and expenses of such Trustees and officers.

6.                 Custody. Nothing in this Agreement shall permit the Sub-adviser to take or receive physical possession of cash, securities, or other investments of a Fund.

7.                 Obligation to Provide Information. Each party's obligation to provide information shall be as follows:

(a)	TAM shall cause the Sub-adviser to be kept promptly and fully informed at all times with regard to the securities owned by the Fund, its funds available, or to become available, for investment, and generally as to the condition of the Fund's affairs. TAM shall furnish the Sub-adviser with such other documents and information with regard to the Fund's affairs as the Sub-adviser may from time to time reasonably request.

(b)	The Sub-adviser, at its expense, shall supply the Board, the officers of the Trust and TAM with all information and reports reasonably required by them and reasonably available to the Sub-adviser relating to the services provided by the Sub-adviser hereunder, including such information the Fund's Chief Compliance Officer reasonably believes necessary for compliance with Rule 38a-1 under the 1940 Act.

8.                 Registration Statement Disclosures. The Sub-adviser represents, warrants and agrees that it has reviewed the copy of the Trust’s current registration statement on Form N-1A with respect to the Fund as filed with the SEC and any amendments or supplements thereto, including without limitation any supplements filed pursuant to Rule 497 under the Securities Act of 1933 (as so amended and supplemented from time to time, the “Registration Statement”) which have been provided to the Sub-Adviser by the Adviser and agrees to promptly review future amendments or supplements to the Registration Statement that are provided to and relate to the Sub-adviser or the Fund, filed with the SEC (or which will be filed with the SEC in the future) and represents and warrants that, solely with respect to the disclosure respecting or relating to the Sub-adviser, including any performance information the Sub-adviser provides that is included in or serves as the basis for information included in the Registration Statement, as of the date of this Agreement, and as of the date of any future amendments or supplements to the Registration Statement, the Registration Statement does not contain any untrue statement of any material fact relating to the Sub-Adviser or the Fund or omit any statement of material fact relating to the Sub-Adviser or the Fund, which was required to be stated therein or necessary to make the statements contained therein not misleading.

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The Sub-adviser further agrees to notify TAM and the Trust promptly of any statement respecting or relating to the Sub-adviser contained in the Registration Statement that becomes untrue in any material respect or if the Registration Statement omits any statement of material fact respecting or relating to the Sub-adviser that is required to be stated therein or necessary to make the statements contained therein not misleading.

With respect to the disclosure respecting the Fund, the Sub-adviser represents, warrants and agrees that the description in the Registration Statement, including the Fund’s investment objective, investment strategies and risks (the “Description”), as of the date of this Agreement and as of the date of any future amendments or supplements to the Registration Statement, is consistent with the manner in which the Sub-adviser is managing the Fund, and the identification and description of risks in the Registration Statement is inclusive of, and accurately describes in all material respects, all material risks known to the Sub-adviser that may arise in connection with the management of the Fund by the Sub-adviser.

The Sub-adviser further agrees to notify TAM and the Trust promptly in the event that the Sub-adviser becomes aware that the Description for a Fund is inconsistent with the manner in which the Sub-adviser is managing the Fund, or in the event that the identification and description of risks in the Registration Statement fails to include, or accurately describe in all material respects, all material risks known to the Sub-adviser that may arise in connection with the management of the Fund by the Sub-adviser.

9.                 Compensation of the Sub-adviser. As compensation for the services performed by the Sub-adviser, TAM shall pay the Sub-adviser out of the advisory fee it receives with respect to the Fund, and only to the extent thereof, as promptly as possible after the last day of each month, a fee, computed daily at an annual rate set forth opposite the Fund's name on Schedule A annexed hereto. The first payment of the fee shall be made as promptly as possible at the end of the month succeeding the effective date of this Agreement, and shall constitute a full payment of the fee due the Sub-adviser for all services prior to that date. If this Agreement is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, shall be based on the average daily net assets of the Fund or, if less, the portion thereof comprising the Allocated Assets, in that period from the beginning of such month to such date of termination, and shall be that proportion of such average daily net assets as the number of business days in such period bears to the number of business days in such month. The average daily net assets of the Fund, or portion thereof comprising the Allocated Assets, shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as stated in the Fund's then-current Prospectus or as may be determined by the Board.

10.             Compensation of Trustees, Officers and Employees. No Trustee, officer or employee of the Trust or the Fund shall receive from the Trust or the Fund any salary or other compensation as such Trustee, officer or employee while he is at the same time a director, officer, or employee of the Sub-adviser or any affiliated company of the Sub-adviser, except as the Board may decide. This paragraph shall not apply to Trustees, executive committee members, consultants and other persons who are not regular members of the Sub-adviser's or any affiliated company's staff.

11.               Term. This Agreement shall remain in effect with respect to the Fund until the expiration of the time period provided by Rule 15a-4 under the 1940 Act unless sooner approved by a vote of a majority of the Fund's outstanding voting securities. If approved by a vote of a majority of the Fund's outstanding voting securities, the Agreement shall continue in effect for two years from the date of its execution. The Agreement shall continue in effect from year to year thereafter, provided such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not parties hereto or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Board or the affirmative vote of a majority of outstanding voting securities of the Fund.

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12.              Termination. This Agreement may be terminated with respect to the Fund at any time, without penalty, by the Board or by the shareholders of the Fund acting by vote of at least a majority of its outstanding voting securities. This Agreement may also be terminated by TAM upon written notice to the Sub-adviser, without the payment of any penalty. The Sub-adviser may terminate the Agreements only upon giving 90 days' advance written notice to TAM. This Agreement shall terminate automatically in the event of its assignment by the Sub-adviser and shall not be assignable by TAM without the consent of the Sub-adviser. For the avoidance of doubt, it is understood that this Agreement may be amended, terminated or not renewed as to one or more Funds without affecting the other Funds hereunder.

13.              Use of Name. If this Agreement is terminated with respect to the Fund and the Sub-adviser no longer serves as sub-adviser to the Fund, the Sub-adviser reserves the right to withdraw from the Trust the right to the use of its name with respect to that Fund or any name misleadingly implying a continuing relationship between the Fund and the Sub-adviser or any of its affiliates.

14.              Liability of the Sub-adviser. The Sub-adviser may rely on information reasonably believed by it to be accurate and reliable. The Sub-adviser assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for the Fund, provided that nothing in this Agreement shall protect the Sub-adviser against any liability to TAM or the Fund to which the Sub-adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. As used in this Section 14, the term the "Sub-adviser" shall include any affiliates of the Sub-adviser performing services for the Trust or the Fund contemplated hereby and the partners, shareholders, directors, officers and employees of the Sub adviser and such affiliates.

15.              Notices. Except as otherwise specifically provided herein, all communications under this Agreement must be in writing and shall be deemed duly given and received when delivered personally, when sent by e-mail transmission (when actually received by the intended recipient), or three days after being deposited for next-day delivery with an internationally-recognized overnight international delivery service, properly addressed to the party to receive said notice at the party’s address listed below, or at any other address that any party may designate by notice to the others.

Sub-Adviser:

Aegon USA Investment Management LLC

6300 C Street SW, Cedar Rapids, IA 52499

Attn: AAM US Client Service

Telephone: 888.652.8024

Email: AAMUSClientService@aegonam.com

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Adviser:

Transamerica Asset Management, Inc.

1801 California Street, Suite 5200

Denver, CO 80202

Attention: TAM Legal

Fax No. 866-297-9928

Phone No. 720-482-8836

Email: TA TAM TAMLegalManager@transamerica.com

Trust:

The 2023 ETF Series Trust

Attn: Eric Falkeis, President

234 West Florida Street, Suite 203

Milwaukee, Wisconsin 53204

Telephone: (262) 267-4589

Email: efalkeis@tidalfg.com

16.              Meanings of Certain Terms. For the purposes of this Agreement, the Fund's "net assets" shall be determined as provided in the Fund's then-current Prospectus and Statement of Additional Information and the terms "assignment," "interested person," and "majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.

17.              Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally with respect to the Fund, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of the Agreement shall be effective with respect to the Fund until approved, if so required by the 1940 Act, by vote of the holders of a majority outstanding voting securities of that Fund. Schedule A hereto may be amended at any time to add additional series of the Trust as agreed by the Trust, TAM and the Sub-adviser.

18.              Books and Records. The Sub-adviser agrees that it will keep records relating to its services hereunder in accordance with all applicable laws, and in compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-adviser hereby agrees that any records that it maintains for the Fund are the property of the Fund, and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. The Sub-adviser further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act.

19.             Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

20.             Third Party Beneficiaries. The parties hereto acknowledge and agree that the Trust and the Fund are third-party beneficiaries as to the covenants, obligations, representations and warranties undertaken by the Sub-adviser under this Agreement and as to the rights and privileges to which TAM is entitled pursuant to this Agreement, and that the Trust and the Fund are entitled to all of the rights and privileges associated with such third-party-beneficiary status. This Agreement does not, and is not intended to, create any other third-party beneficiary or otherwise confer any rights, privileges, claims or remedies upon any shareholder or other person other than the Trust, the Fund, and the parties and their respective successors and permitted assigns.

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21.              Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Florida and the applicable provisions of the 1940 Act.

22.              Interpretation. Nothing contained herein shall be deemed to require the Trust to take any action contrary to its Governing Documents, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Trust.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Joshua Durham
Name:	Joshua Durham
Title:	Chief Operating Officer

AEGON USA INVESTMENT MANAGEMENT, LLC

By:	/s/ Dustin Boxa
Name:	Dustin Boxa
Title	Head of Capital and Liquidity Management

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Schedule A

Fund	Investment Sub-advisory Fee*
Transamerica Bond Active ETF	0.12% of the first $250 million; 0.10% over $250 million up to $500 million; 0.08% over $500 million up to $1 billion; 0.075% in excess of $1 billion

*The average daily net assets for the purpose of calculating sub-advisory fees will be determined on the basis of the combined assets of Transamerica Bond Active ETF, Transamerica Bond and Transamerica Aegon Bond VP.